PROSPECTUS SUPPLEMENT NO. 30 (To Prospectus dated September 13, 2011)	Filed pursuant to Rule 424(b)(3) Registration No. 333-176618

Bontan Corporation Inc.

61,102,500 Shares of Common Stock
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This prospectus supplement updates and supplements the prospectus dated September 13, 2011, relating to the resale of up to 61,102,500 shares of our common stock by certain selling stockholders.

This prospectus supplement contains updated information relating to a news release announcing that the Company’s application for a name change, from Bontan Corporation Inc. to Portage Biotech Inc., and new trading symbol, PTGEF under a new CUSIP number G7185A102, was approved by FINRA; on Form 6-K, which was filed with the U.S. Securities and Exchange Commission on August 22, 2013.

You should read this prospectus supplement in conjunction with the prospectus dated September 13, 2011, including any supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus and any supplements thereto, except to the extent the information in this prospectus supplement supersedes the information contained in the prospectus and any supplements thereto.

Our common stock is quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol “PTGEF.” The high and low bid prices for our common stock on the OTC Bulletin Board on August 22, 2013 were US$0.39 and US$0.34 per share respectively. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Investing in our common shares involves a high degree of risk.  See “Risk Factors” beginning on page 11 of the prospectus.

Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

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Prospectus Supplement dated August 23, 2013

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August, 2013
Commission File Number 0-30314

PORTAGE BIOTECH INC
(Translation of registrant’s name into English)

47 Avenue Rd., Suite 200, Toronto, Ontario, Canada M5R 2G3
(Address of principal executive office)
BONTAN CORPORATION INC.
(Former name, if changed since last report)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.
Form 20-F ___X___ Form 40-F _______

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ______

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ______

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.
Yes _______ No___X____

If “Yes” is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b):
82- ______________.

NEWS RELEASE

PORTAGE BIOTECH INC’S NAME CHANGE AND NEW TRADING SYMBOL APPROVED BY FINRA

Toronto, Ontario, August 22, 2013 – Portage Biotech Inc. (‘the Company”) (OTCBB: PTGEF (“Portage”)) is pleased to announce that Financial Industry Regulatory Authority (“FINRA”) has approved the Company’s application for a name change from Bontan Corporation Inc. to Portage Biotech Inc. and assigned a new trading symbol, PTGEF under a new CUSIP number G7185A102. The market effective date for these changes is August 23, 2013.

Portage’s registered office is now located at FH Chambers, P.O. Box 4649, Road Town, Tortola, BVI. However, its mailing address continues at c/o Portage Services Ltd., 47 Avenue Road, Suite 200, Toronto, ON M5R 2G3.

TMX Equity Transfer Services (“Equity Transfer”) continues as the transfer agent of Portage and will issue new Portage share certificates in place of the old Bontan share certificates upon their surrender for replacement by certificate holders. However, shareholders are not required to do so and may continue to hold the old Bontan certificates if they so desire. Equity Transfer can be reached at 200 University Avenue, Suite 300, Toronto, ON M5H 4H1 attention: Investor Services Dept., by telephone at 416-361-0930 ext. 205 or by email at investor@equityfinancialtrust.com.

Portage through its subsidiary holds an exclusive worldwide licence in non-oncology fields and the know-how relating to the Antennapedia protein transduction technology developed by Trojantec. Antennapedia (“Antp”), is an unusual protein that allows for the delivery of drugs into a cell and even into the nucleus which is often the desired site of action. This protein coupled with a drug may even cross the blood brain barrier. Portage is developing a research pipeline of Antp-based drug candidates and is evaluating their function and potential as new therapeutic agents for a variety of non-oncology indications.

About Portage:

Portage is engaged in researching and developing pharmaceutical and biotech products through to clinical “proof of concept” with an initial focus on unmet clinical needs and orphan drugs. Following proof of concept, Portage will look to sell or license the products to large pharmaceutical companies for further development and commercialization.

Portage management is looking to in-license additional products to add to its portfolio.

For further information, contact Greg Bailey, the Chairman at gb@portagebiotech.com or Kam Shah, Chief Financial Officer, at (416) 929-1806 or ks@portagebiotech.com

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. federal and Canadian securities laws. Any such statements reflect Portage's current views and assumptions about future events and financial performance. Portage cannot assure that future events or performance will occur. Important risks and factors that could cause actual results or events to differ materially from those indicated in our forward-looking statements.

Portage assumes no obligation and expressly disclaims any duty to update the information in this News Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 22, 2013

PORTAGE BIOTECH INC.

By: /s/ Kam Shah
Kam Shah
Chief Financial Officer